AMENDMENT No. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Business Combination Agreement dated August 8, 2023, by, between, and among by, between, and among DarkPulse, Inc., a Delaware corporation (the “Company” or the “Sponsor”), Global System Dynamics, Inc., a Delaware corporation (“GSD”), and Zilla Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of GSD (the “Merger Sub”). The Company (or the Sponsor), GSD, and the Merger Sub will each be referred to individually as a “Party” and collectively as the “Parties.” Any capitalized terms not defined in this Amendment will have the meaning set forth in the Business Combination Agreement dated December 14, 2022, by, between, and among the Company, GSD, and the Merger Sub (the “Agreement”), attached hereto as Exhibit A.

RECITALS

WHEREAS, pursuant to Section 7.1(d) of the BCA, the BCA terminates on August 9, 2023; and

WHEREAS, the Parties wish to amend the BCA to extend the Termination Date to February 9, 2024 (the “Termination Date”).

THEREFORE, in consideration of the foregoing recitals, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

AGREEMENT

1.                   Extended Termination Date. Pursuant to Section 8.3 of the BCA, the definition of “Termination Date” in the BCA shall be February 9, 2024.

2.                   No Other Changes. Except as extended hereby, the BCA will continue to be, and will remain, in full force and effect. Except as provided herein, this Amendment will not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the BCA or (ii) to prejudice any right or rights which the Parties may now have or may have in the future under or in connection with the BCA or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

3.                   Authority; Binding on Successors. The Parties represent that they each have the authority to enter into this Amendment. This Amendment will be binding on, and will inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors, and assigns.

4.                   Governing Law and Venue. This Amendment and the rights and duties of the Parties hereto will be construed and determined in accordance with the terms of the BCA.

5.                   Incorporation by Reference. The terms of the BCA, except as amended by this Amendment, are incorporated herein by reference and will form a part of this Amendment as if set forth herein in their entirety.

6.                   Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or email will be equally as effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment the respective day and year set forth below:

THE COMPANY:	DarkPulse, Inc.

Date: August 8, 2023	By	/s/ Dennis O’Leary
Dennis O’Leary, Chief Executive Officer

GSD:	Global System Dynamics, Inc.

Date: August 8, 2023	By	/s/ J. Richard Iler
J. Richard Iler, Chief Financial Officer

THE MERGER SUB:	Zilla Acquisition Corp.

Date: August 8, 2023	By	/s/ J. Richard Iler
J. Richard Iler, Chief Executive Officer

2

EXHIBIT A

Business Combination Agreement dated December 14, 2022

[See Attached]

3